EXHIBIT 23.6

               Consent of Deloitte & Touche LLP as accountants for
                       Security First Bank and Subsidiary


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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of California Community Bancshares, Inc. of our report dated February 23, 1999 on the consolidated balance sheet of Security First Bank and subsidiary as of December 31, 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows of the year then ended, appearing in and incorporated by reference in the Prospectus, which is part of Registration Statement No. 333-87481 on Form S-4 of California Community Bancshares, Inc.

DELOITTE & TOUCHE LLP

Los Angeles, California
January 7, 2000

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